MINERAL CLAIM OPTION AGREEMENT

THIS AGREEMENT made the 13th day of March, 2007

BETWEEN:

Lodestar Mining Inc., a corporation incorporated pursuant to the laws of the State of Delaware, having its principal business address at

253 South Limestone Street
Lexington, KY 40508

(hereinafter called "Lodestar")

- and -

Claim Lake Nickel Inc. , a corporation incorporated pursuant to the laws of the Province of Ontario, having its principal business address at 408 Bay St, Orillia, Ontario, Canada, L3V 3X4.

(hereinafter called “Owner”)

RECITALS:

WHEREAS

Owner owns certain Mineral Dispositions (as hereinafter defined) located in
Zavitz Twp. Lodestar is interested in acquiring a ten percent (10%) legal and beneficial interest in such Mineral Dispositions (as hereinafter defined).

Owner is prepared to grant Lodestar an option to acquire a ten percent (10%) legal and beneficial interest in such Mineral Dispositions, all on and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter described, and intending to be legally bound, the parties agree as follows:

ARTICLE I INTERPRETATION AND DEFINITIONS

Section 1.01 Definitions
As used in this Agreement, the following words and phrases have the following meanings:

(a) “Encumbrances” means any and all liens, charges, mortgages, security interests, royalties and rights of others;

(b) "Force Majeure" means any event beyond a party's reasonable control including laws which prohibit a party's ability to comply with its obligations; action or inaction of civil or military authority; war, mining casualty; damage to or destruction of mine, plant or facility; fire; explosion; power shortage, flood; insurrection; riot; labor disputes; inability to obtain machinery or labor or supplies, litigation, governmental regulations, actions by aboriginal peoples or environmentalists and acts of God or the Queen’s enemies, but does not include a party's inability to make any payments required under this Agreement;

(c) “Mineral Dispositions" means the claim units listed in Schedule "A" to this Agreement which were granted by the Government of Ontario and any mineral claims or other mineral interests in substitution for or replacement of such claim units in whole or in part obtained by Owner at any time during the Option Period;

and

(e) "Option Payments" has the meaning given that term by Section 2.01 abandonment or termination of the Option in accordance with the terms and conditions of this Agreement.

(f) "Option Period" means the period of time from the Effective Date to the exercise,

(d) "Option" has the meaning given that term by Section 2.01;

Section 1.02 Schedule
The following schedule is attached to and forms part of this Agreement: (a) Schedule "A" - List of Mineral Dispositions

Section 1.03 Entire Agreement
This Agreement and the attached schedules and all properly executed amendments are hereinafter collectively referred to as this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and undertakings relating to the subject matter hereof. The parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

Section 1.04 Caption and Headings
The division of this Agreement into articles and sections and the insertion of headings is for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference to a section or article shall be a reference to a section or article of this Agreement unless specifically stated otherwise.

Section 1.05  Extended Meanings
In this Agreement, where the context so requires or permits, the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and vice versa, and the words "person" and "persons" shall include corporations, partnerships, and all other entities of whatever description.

Section 1.06 Currency
In this Agreement all statements of and references to dollar amounts shall mean Canadian dollars.

Section 1.07 Governing Law
This Agreement shall be interpreted in accordance with the laws of the province of Ontario and the federal laws of Canada as applicable therein.

Section 1.08 Severability
If any provision of this Agreement is found invalid, illegal, or incapable of enforcement by any Court of competent jurisdiction, such provision shall continue to be enforceable to the extent permitted by such Court against any person(s) and in any circumstance(s) other than those to whom it has been found invalid, illegal or incapable of enforcement.

Section 1.09 Amendments
No amendments to this Agreement shall be of any force and effect unless executed in writing by all the parties to this Agreement.

ARTICLE II GRANT AND EXERCISE OF OPTION

Section 2.01 Option
Owner grants Lodestar a sole, exclusive, immediate and irrevocable option (the "Option") to acquire a ten percent (10%) legal and beneficial interest in the Mineral Dispositions free and clear of any and all Encumbrances by:

(a) Making the following payment in Canadian dollars within the following time frames (the “Option Payment”) to Owner:

(i) as of the Effective Date	$5,000.00

(b) At Lodestar’s sole discretion, Lodestar may exercise the Option by making exploration and development expenditures in relation to the Mineral Dispositions in accordance with the following schedule as stated in Canadian dollars in the aggregate:

(i) by the first anniversary date the Effective Date	$50,000.00
(i) by the second anniversary of the Effective Date	$75,000.00
(iii)by the third anniversary of the Effective Date	$100,000.00

Lodestar may accelerate its expenditures on the Mineral Dispositions and these expenditures shall then be credited toward subsequent anniversary work commitments as set forth above.

Lodestar's exploration and development expenditures shall include an administrative fee equal to fifteen percent (15%) of all direct costs incurred by Lodestar in conducting exploration and development including, but without limitation, salaries and benefits. Any amounts expended by Sage in excess of any year's minimum expenditure obligations may be applied, in Lodestar's discretion, to the scheduled minimum expenditure requirements for future years. Notwithstanding anything herein contained and in addition to any other rights Lodestar may have under the circumstances, if exploration and development work intended to be conducted on or for the benefit of the Mineral Dispositions is mistakenly conducted outside the boundaries of the Mineral Dispositions as a consequence of it being subsequently discovered or determined by survey or otherwise that the boundaries of the Mineral are not located where the parties understood them to be on the Effective Date, such exploration and development work shall constitute expenditures hereunder and Lodestar shall suffer no forfeiture with respect to any interest to be earned hereunder.

Section 2.02  Exercise of Option
The Option shall be automatically exercised upon Lodestar making the Option Payment and satisfying all the obligations set forth in Section 2.01. Upon exercise of the Option in accordance with this Section, this Agreement shall become an agreement for the transfer and assignment by Owner to Lodestar of a 10 percent (10%) legal and beneficial interest in and to the Mineral Dispositions, free and clear of any and all Encumbrances save as set forth in Article III.

Section 2.03 No Partial Interest
If Lodestar fails to exercise the Option, it shall not be entitled to a partial interest in the Mineral Dispositions of any description.

Section 2.04 Additional Claims
Any claims, patented, leased or unpatented acquired after the Effective Date by the Owner or Lodestar within two kilometers of the claims listed in Schedule “A” shall become part of this Agreement and Schedule “A” of his Agreement shall be periodically updated.

Section 2.05 Title
Immediately following execution of this Agreement and in any event, on or before the Effective Date, Owner will provide Lodestar with executed transfers of a ten percent (10.00%) legal and beneficial interest in the Mineral Dispositions in registerable or recordable form. Such transfers shall be held in trust by Lodestar and if this Agreement is terminated without Lodestar exercising the Option such transfers shall be returned to Owner unused. If Lodestar exercises the Option, it shall be entitled to register such transfers. During the Option Period Lodestar shall be entitled to make such registrations as it considers appropriate to indicate that it has an interest in the Mineral Dispositions pursuant to this Agreement.

Section 2.06  Default
If Lodestar fails to meet any option payments and/or advance royalty payments as set forth herein, it will have 60 days from the date of notification by Owner of such default (that notification to be sent by registered mail) to make the payment. If payment is not received, the option granted herein shall be at an end and Lodestar will return all transfers held, or transfer the Mineral Dispositions to Owner leaving the Mineral Dispositions with a minimum of two years of assessment credits. Lodestar will have no other right to the Mineral Dispositions and shall retain no interest therein and shall have no further or other liabilities or obligations pursuant to this Agreement.

Owner agrees that it will be liable to Lodestar for all damages incurred as a result of the Owner’s failure to perform its obligations or makes any misrepresentations. Owner will be liable to Lodestar for all direct, indirect, special, incidental or consequential damages, including lost income and lost revenue.

ARTICLE IV OWNER'S REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties
Owner represents and warrants to and in favor of Lodestar as follows and acknowledges and agrees that Lodestar is relying upon the representations and warranties herein contained in entering into this Agreement:

(a)
The execution of this Agreement and the compliance with its provisions by Owner does not breach or contravene any provision of any license, permit, agreement or privilege of Owner pursuant to which consent necessary or which has not been obtained;

(b)
The location of each of the Mineral Dispositions upon the ground conforms to the description appearing on records in the appropriate recording office, and the Mineral Dispositions were properly located according to the laws of Ontario and will be in good standing for at least ninety (90) days after the execution and delivery of this Agreement;

(c)	There are no reclamation liabilities in connection with the Mineral dispositions and, in particular, there are no obligations to monitor or clean up any pre-existing mine sites or mine waste dumps;

(d)
Owner is, and at the time of transfer to Lodestar, Owner will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all encumbrances, liens, charges and claims of other, and no taxes or rentals are due in respect of any thereof. Upon exercise of the Option by Lodestar, Lodestar will acquire a ten percent (10.00%) undivided legal and beneficial interest in the Mineral Dispositions free and clear of any and all Encumbrances;

(e)
No person has any right or agreement, option, understanding, prior commitment or privilege capable of becoming an agreement for the purchase or acquisition from Owner of any interest in the Mineral Dispositions;

(f)	All tax rates and assessment work required to maintain the Mineral Dispositions in full force and effect have been paid and performed as of the execution of this Agreement;

(g)
There are no royalties or other latent interest in the Mineral Dispositions owing to any other parties, except that there is a 1% N.S.R. interest owing to vendors of the Zavitz property ( Damien Bazinet, Timothy Mills and Thomas Tucker) to Claim Lake Nickel, which may be purchased for $500,000 at any time.

(h)	There are no pending or threatened actions, suits, claims or proceedings affecting the Mineral Dispositions;

(i)	All rules, regulations and orders relating to the Mineral Dispositions, including environmental laws, have been complied with;

(j)	Claim Lake Nickel is not a party to any actual judicial or administrative procedure which is materially adverse to this Agreement;

(k)	Claim Lake Nickel does not have any undisclosed relationship or agreement with any other group or company that may be interested in acquiring the Mineral Claims;

(l)	They are not non-resident of Canada within the meaning of the Income Tax Act (Canada);

(m)	Owner is legally entitled to hold the property and the Property Rights.

(n)
Claim Lake Nickel Inc. is a corporation incorporated pursuant to the laws of the Province of Ontario, is validly existing and in good standing under the laws of the Province of Ontario, and has all requisite corporate power and authority to conduct its business as it is currently conducted. Owner has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance thereof and thereunder by Owner have been duly authorized by all necessary corporate action under the laws of the Province of Ontario. Owner has the requisite legal capacity to execute this Agreement that it is party to and to perform its obligations thereunder.

o)
Upon performing proper due diligence, to the best of Owner’s knowledge, no contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance is stored in any type of container on, in or under the Mineral Dispositions;

 and

(p)	There are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Mineral Dispositions by any governmental authority.

Section 4.02 Survival

Owner acknowledges that its representations and warranties contained in Section 4.01 are continuing and survive the execution of this Agreement.

Section 4.03 Indemnity

Owner will indemnify and save harmless Lodestar from all losses, damages, costs, actions, and suits, whether direct or indirect arising out of or in connection with any breach by Owner of any representation, and warranty contained in this Agreement.

ARTICLE V EXPLORATION AND DEVELOPMENT ACTIVITIES

Section 5.01 Right to Explore and Develop; Owner’s Covenants

Owner grants to Lodestar's employees, directors, officers, agents, representatives and contractors the exclusive right to enter upon the property comprising the Mineral Dispositions for the purpose of exploration, development, mining and such other operations as Lodestar considers necessary during the Option Period, the nature, manner and extent of which operations will be in Lodestar's sole and unfettered discretion. Owner covenants and agrees that during the term of this Agreement, Owner will:

a) not do any act, or fail to do any act which it is required to do under this Agreement or otherwise, which would result in the Mineral Dispositions, or any part thereof not being free and clear of any and all Encumbrances including those pursuant to environmental laws, of any kind whatsoever;

b) will not deal at any time with the Mineral Dispositions or any interest therein which would or might affect in any way the rights of Lodestar hereunder to acquire the Mineral Dispositions free and clear of any and all Encumbrances;

c) provide copies of all data associated with previous work conducted by Owner on the Mineral Dispositions and allow Lodestar to examine all records, files, data and drill core in Owner’s possession relating to the Mineral Dispositions

Section 5.02 Conduct of Exploration and Development of Work

Lodestar shall perform its exploration and development work on the property comprising the Mineral Dispositions in accordance with good mining practice and shall comply with all applicable laws, regulations, orders and ordinances of any governing authority.

Section 5.03 Installation of Equipment

Lodestar may install, maintain, replace and remove any and all mining machinery, equipment. tools, and facilities which it may desire to use in connection with its exploration and development activities on the property comprising the Mineral Dispositions. Upon termination of this Agreement for any reason, Lodestar shall have a period of twelve (12) months following such termination to enter onto the property comprising the Mineral Dispositions and remove its equipment at its sole cost and expense, failing which, unless prevented by acts of force majeure, such equipment shall become the property of Owner.

Section 5.04 Lodestar Specific Rights

During the term of this Agreement, Lodestar, its employees, agents and independent contractors shall have the right to:

(a)	to do such work and conduct such programs on and under the real property subject to the Mineral Dispositions as Lodestar shall, in its sole discretion, from time to time deem advisable;

(b)
to remove from the real property subject to the Mineral Dispositions such materials for analysis and testing as Lodestar shall, in it sole discretion, deem advisable; and Lodestar agrees to the NSR being applicable to a bulk sample and the bulk sample is defined as a maximum of 10 tonnes or as defined in accordance with the Mining Act; and

(c)	to have possession of the Mineral Dispositions from the Effective Date and thereafter during the term of this Agreement.

ARTICLE VI

LODESTAR'S OBLIGATIONS

Section 6.01 Drill Logs Assays and Maps

During the term of this Agreement, Lodestar shall maintain all customary drill logs, exploration information, assays, maps, metallurgical studies and other information relating to exploration and development activities it engages in on the Mineral Dispositions and provide copies to Owner in accordance with this Agreement; however, Lodestar agrees that it will not make any gross misrepresentation or provide fraudulent statements.

Section 6.02 Semiannual Progress Reports

During the Option Period, Lodestar shall provide Owner with semiannual informal progress reports, which include drill logs, exploration information, assays etc. and a full report of its activities annually. After the option has been exercised, Lodestar shall provide a full report of its activities annually. These reports shall be kept confidential by Owner and shall not be used for press releases or dissemination of information of Owner.

Section 6.03 Environmental Matters

Lodestar shall indemnify and save harmless Owner and its directors, officers, employees, agents, representatives (collectively the “Indemnified Parties”) from and against any claims, losses, demands, judgments, liabilities, expenses, damages, fines, charges, costs (including legal costs incurred on a solicitor and own client basis) and losses (collectively “Losses”) suffered by any of the Indemnified Parties in connection with, as a result of or arising out of the performance of any obligations imposed by any laws directly or indirectly relating to the environment (including reclamation, remediation or closure), the taking of steps by or on behalf of any of the Indemnified Parties to protect against or in connection with the remediation (including reclamation or closure) of any harm, damage, degradation or adverse effect on the environment (collectively “Environmental Harm”), or any liability of any of the Indemnified Parties for any Environmental Harm, insofar as such performance, taking of steps or liability may directly or indirectly relate to any of the Mineral Dispositions or arise from Lodestar’s interest in or activities pursuant to this Agreement. However, Lodestar shall not indemnify, save harmless, or make any such representations in regard to any work engaged in by the Owner that is for the sole benefit of the owner, or that is for the benefit of both the Owner and Lodestar, or any work in which Lodestar may be considered a “passive” participant. Lodestar, and its directors, officers, employees, agents, and representatives shall be indemnified and saved harmless by Owner with respect to work on the Mineral Dispositions by Owner prior to the Effective Date, and the foregoing provisions of this section shall, in that regard, apply mutatis mutandis.

For greater certainty and without limitation, no termination of this Agreement shall disentitle any of the Indemnified Parties from obtaining indemnification from Lodestar or Owner pursuant of this section.

Section 6.04 Filing of Assessment Work

During the Option Period, Lodestar will submit all assessment eligible work completed on the Mineral Dispositions for assessment credits and the credits will be applied to these Mineral Dispositions.

ARTICLE VII ASSIGNMENTS

Section 7.01 Assignments

Both parties may assign their rights and obligations under this Agreement and their interests in the Mineral Dispositions at any time on the condition that the proposed assignee enters into an agreement to and in favor of the non-assigning party to be bound by all of the terms and conditions of this Agreement.

ARTICLE VIII TERMINATION

Section 8.01 Lodestar Right to Terminate

Lodestar shall have the right to terminate this Agreement and its interest in the Mineral Dispositions at any time upon written notice to Owner. Upon termination Owner shall be entitled to retain all payments made by Lodestar to such date and Lodestar will provide Owner with copies of all data, maps, assays and reports pertaining to the Mineral Dispositions that are in the possession or under the control of Lodestar. Upon termination of this Agreement, Lodestar shall surrender possession of the Mineral Dispositions to Owner and shall have no further obligations under this Agreement other than to satisfy any accrued obligations or liabilities.

Section 8.02  Partial Termination

Lodestar shall have the right to partially surrender any of the Mineral Dispositions in accordance with the following:

(a) Lodestar shall give Owner a least fifteen (15) days written notice of its intention to surrender any particular Mineral Disposition. If Owner elects to maintain such Mineral Disposition, Lodestar will execute such documents as are required to transfer such Mineral Disposition to Owner; and
(b)  Owner shall concurrently execute and deliver modified transfer documents for purposes of Section 2.05.

Section 8.03  Assessment Credits

In the event that Lodestar exercises its rights to terminate this Agreement and surrenders all or any of the Mineral Dispositions to Owner in accordance with Sections 8.01 or 8.02, Lodestar shall ensure that there are sufficient assessment credits relating to the surrendered Mineral Dispositions to maintain them in good standing for a period of at least two years from the date that Lodestar gives notice to Owner of such termination and surrender.

ARTICLE IX FORCE MAJEURE

Section 9.01 Suspension of Obligation

If Lodestar is prevented by Force Majeure from timely performance of any of its obligations under this Agreement such failure shall be excused and the period for performance and the Option Period shall be extended for an additional period of time equal to the duration of such Force Majeure. Upon the occurrence and upon the termination of a Force Majeure, Lodestar shall promptly notify Owner in writing, Lodestar shall use reasonable efforts to remedy any Force Majeure, but shall not hereunder be obligated to contest the validity of any law or regulation, nor any action or inaction of any civil or military authority.

ARTICLE X MISCELLANEOUS

Section 10.01 Notices

Any notice under this Agreement will be given in writing, by delivery in person to a named representative or by mail or facsimile, properly addressed to each party. A notice given will be deemed given only when received by the party to whom such notice is directed; except that any notice given by facsimile properly addressed to the party to whom given shall be deemed given to and received by the party to whom directed 48 hours after such notice is successfully faxed or five days after it is mailed. Each party's address will be the following until such party specifies another address by written notice:

To Lodestar:

Mr. Ian McKinnon
Lodestar Mining, Incorporated
400 Steeprock Drive
Toronto, ON Canada
M3J 2X1 Telephone 416.505.1593

To Owner : Attention: Dr. Ulrich Kretschmar

At:	Claim Lake Nickel Inc.
408 Bay Street
Orillia, ON L3V 3X4
Tel. 705-326-2007 Fax. 705-325-4591

Section 10.02 Payments

Payments shall be made by cheque made payable to the Owner drawn on a Canadian chartered bank and mailed to the Owner at the address indicated in Section 10.01.

Section 10.03  Other Interests The rights and obligations of the parties under this Agreement are strictly limited to the subject matter of this Agreement. Each of the parties shall have the free and unrestricted right to enter into, conduct and benefit from any and all other business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing such activities to the other party or inviting or allowing the other party to participate therein.

Section 10.04 Relationship of Parties

This Agreement is not intended to create any partnership between the parties of fiduciary obligations of any description.

Section 10.05  Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Parties.

Section 10.06  Confidentiality

During the term of this Agreement, All information, data, reports, records, feasibility studies and test results relating to the Property and the activities of Sage or any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as “confidential information”, will be treated by the Owner as confidential and will not be disclosed to any person not a Party to this Agreement, except as required by law or in the following circumstances:(a) the Owner may disclose confidential information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the confidential information to those purposes necessary for such non-party users to perform the services for which they were retained by the Owner;

(b)the Owner may disclose confidential information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that the proposed disclosure is limited to factual matters and that the Owner will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or (c)with the written consent of Lodestar, such consent not to be unreasonably withheld. Any confidential information that becomes part of the public domain by no act or omission in breach of this Section 10.06 will cease to be confidential information for the purposes of this Section 10.06.

Section 10.07  Arbitration

In the event of any dispute between the parties with respect to this Agreement or any matter governed by this Agreement which the parties are unable to resolve, the matter shall be decided by arbitration as follows:

The party desiring arbitration shall nominate one arbitrator and shall notify the other party of such nomination and the other party shall within 30 days after receiving such notice nominate one arbitrator and the two arbitrators shall select an umpire to act jointly with them. If these arbitrators shall be unable to agree upon the selection of such umpire, the umpire shall be designated by any Justice of a court of competent jurisdiction in the Province of Ontario. If the party receiving the notice of nomination of an arbitrator by the party desiring arbitration fails within this 30 day period to nominate an arbitrator, the arbitrator nominated by the party desiring arbitration may proceed alone to determine the dispute. Any decision reached pursuant to this section shall be final and binding upon the parties. Insofar as they do not conflict with the provisions hereof, the provisions of The Arbitration Act (Ontario), as amended from time to time, shall be applicable.

IN WITNESS WHEREOF the parties make this Agreement effective as of the date first above written.

LODESTAR MINING INC.
Signed: /s/ Ian McKinnon
Name: Ian McKinnon
Title: CEO & Director

Claim Lake Nickel Inc.
Signed: /s/ Dr. Ulrich Kretschmar
Name: Dr. Ulrich Kretschmar
Title: President

SCHEDULE "A" List of Mineral Dispositions

Attached to and forming part of the Zavitz Twp Claims Option Agreement between Lodestar and Claim Lake Nickel Inc. dated 13th day of March, 2007.

APPENDIX A;
LIST OF CLAIMS

MINERAL DISPOSITIONS OPTIONED BY LODESTAR MINING, INC.
Mineral claim identifications

Township/ Area	Claim Number	Recording Date
HUTT	3000799	2002-Apr-04
HUTT	3000800	2002-Apr-04
HUTT	3009494	2004-Feb-02
HUTT	4209099	2006-Feb-02
ZAVITZ	1024341	1991-Feb-27
ZAVITZ	1024342	1991-Feb-27
ZAVITZ	1024344	1991-Feb-27
ZAVITZ	1024345	1991-Feb-27
ZAVITZ	1117915	1991-Feb-27
ZAVITZ	1117916	1991-Feb-27
ZAVITZ	3000801	2002-Apr-04
ZAVITZ	3018387	2007-Jan-26
ZAVITZ	4200178	2005-Nov-14
ZAVITZ	4200190	2005-Nov-14
ZAVITZ	4210495	2007-Feb-02